CLYDE BAILEY  P.C.

                        INDEPENDENT ACCOUNTANT'S CONSENT
                        --------------------------------
The Board of Directors

Atlantis Business Development Corporation

We consent to incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2004 Executive and Employee Benefit and Stock Option Plan of Atlantis Business Development Corporation of our report dated February __, 2004 relating to the consolidated balance sheets of Atlantis Business Development Corporation as of September 30, 2003, and the related consolidated statements of operations, stockholders equity, and cash flows for each of the years then ended, which report appears in the September 30, 2003 Annual Report on Form 10-KSB of Atlantis Business Development Corporation.


/s/ Clyde Bailey P.C.
-----------------------
Clyde Bailey P.C.
San Antonio, Texas
February __, 2004


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